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                                                                   Exhibit 10.19

                             EMPLOYMENT AGREEMENT

     This employment agreement (the "Agreement") is effective December 6, 1999, between EARLYCHILDHOOD.COM LLC ("Employer") and JUDITH MCGUINN ("Employee").

                                   RECITALS

     Employer desires the services of Employee in order to retain Employee's experience, abilities, and knowledge, and is therefore willing to engage her services on the terms and conditions set forth. Employee desires to be employed by Employer and is willing to do so on the terms and conditions set forth below.

     THEREFORE, in consideration of the above recitals and of the mutual promises and conditions set forth in this Agreement, it is agreed as follows:

1. DURATION: Subject to earlier termination as provided in this Agreement, Employee shall be employed for a term beginning December 6, 1999, and continuing through December 5, 2002. If Employer intends to employ Employee after the termination of this Agreement, the parties will meet at least sixty
   (60) days prior to the expiration of this Agreement to make a good faith attempt to negotiate a new agreement.

2. PLACE OF EMPLOYMENT: Unless the parties agree otherwise in writing, during the employment term Employee shall perform the services Employee is required to perform under this Agreement at Employer's headquarters (which are currently located at 2 Lower Ragsdale Drive, Suite 200, Monterey, California 93940); provided, however, that Employer may from time to time require Employee to travel temporarily to other locations on Employer's business.

3. DUTIES AND AUTHORITY: Employer shall employ Employee as Vice-President E-Content and Publishing or in such other capacity or capacities as Employer may from time to time prescribe. Employee shall have the full power and authority to manage and conduct business for the Employer, subject to the directions and policies of Employer as they may be, from time to time, stated either orally or in writing.

4. REASONABLE TIME AND EFFORT: During Employee's employment, Employee shall devote such time, interest, and effort to the performance of this Agreement as may be fairly and reasonably necessary.

5. SALARY: During the term of this Agreement, Employer agrees to pay Employee a base salary of $150,000 per year. The base salary shall be payable as a current salary on a semi-monthly basis. Employer, in its sole discretion, may increase Employee's base salary or any other benefits but may not decrease Employee's salary during the term of this Agreement. At Employee's request, Employee will receive a salary review at or near the end of each twelve (12) month period during the term.













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   If during the term of this Agreement Employee's position is eliminated for any reason and/or Employee's employment with Employer is otherwise involuntarily terminated because 1) Employee's title is lowered,
   2) Employee's reporting assignment is changed, without Employee's consent, to anyone other than Ronald Elliott while Ronald Elliott remains employed by Employer, 3) if Employee resigns (which shall, for purposes of this provision
   3) only, be considered to be an "involuntary termination") because Ronald Elliott ceases to be President of Employer, 4) if Employee's place of business is relocated at least thirty (30) miles from Employer's headquarters on the effective date of this Agreement, or 5) any reason apart from the reasons set forth in the sections below titled "Termination," "Termination Because of Death," and/or "Termination Because of Disability," Employer shall continue to pay Employee's base salary in effect at the time of Employee's termination of employment through December 5, 2002. In such case, Employee will have no obligation to mitigate her lost compensation. In such case, Employer will also reimburse Employee's insurance premiums incurred as a result of the continuation of Employee's benefits coverage required by COBRA.

   Whenever compensation is payable to Employee during a time when Employee is partially or totally disabled and such disability would entitle Employee to disability income or to salary continuation payments from Employer according to the terms of any plan now or hereafter provided by Employer or according to any policy of Employer in effect at the time of such disability, Employee shall apply for such disability income or salary continuation, and the compensation payable to Employee under this Agreement shall be inclusive of any such disability income or salary continuation and shall not be in addition to such disability income or salary continuation. If disability income is payable to Employee by an insurance company under an insurance policy paid for by Employer, the compensation payable to Employee under this Agreement shall be inclusive of the amounts paid to Employee by that insurance company and shall not be in addition to the amounts paid to Employee by that insurance company.

6. RELOCATION EXPENSES: Employer shall be responsible for payment of all reasonable moving expenses incurred by Employee as a result of her relocation from New York, New York to Monterey, California.

7. RENTAL EXPENSES: Employer shall reimburse Employee, up to a maximum of $5000, for the cost of rental housing for Employee in or near Monterey. Such reimbursement shall be limited to the time Employee is paying rental expenses at her apartment in New York while at the same time paying for temporary rental housing in or near Monterey.

8. ADDITIONAL RELOCATION EXPENSES: Employer shall be responsible for payment of all reasonable moving expenses incurred by Employee as a result of her relocation, within one year from the effective date of this agreement, from temporary housing in or near Monterey to permanent housing in or near Monterey.

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9.  SIGNING BONUS: Employee shall be entitled to a "signing bonus" of $9,000
    "net" (after normal withholding). Such "signing bonus" shall be paid to Employee during the first month following her first day of employment with Employer.

10. REIMBURSEMENT OF FOREGONE BONUS: Employer shall reimburse Employee, up to a maximum of $14,000, for any bonus Employee would otherwise have received from her former employer, Time Warner Trade Publishing, but for Employer's hiring of Employee to begin work prior to December 31, 1999.

11. ADDITIONAL BENEFITS: During the employment term, Employee shall be entitled to receive all other benefits of employment generally available to Employer's other managerial employees as she becomes eligible for them, including medical, dental, life and disability insurance benefits, and participation in Employer's Management Incentive Plan, pension plan, quarterly bonus plan and/or profit-sharing plan.

    Employer reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies and practices at any time without notice to or recourse to Employee so long as such action is taken generally with respect to other similarly situated persons and does not single out Employee.

12. VACATION: Employee shall be entitled to four weeks (20 business days) of paid vacation each calendar year, which shall accrue on a prorata basis from the date employment commences under this Agreement. Vacation time will continue to accrue so long as Employee's total accrued vacation does not exceed four weeks (20 business days). In the event Employee's accrued vacation should reach four weeks (20 business days), Employee will cease to accrue further vacation until Employee's accrued vacation time falls below that level.

    Employee agrees to inform Employer of her vacation schedule as soon as reasonably possible but not later than 30 days in advance of taking such vacation. Employee further agrees to schedule Employee's vacation at a time that is not disruptive to the company's business.

13. PAID TIME OFF: In addition to vacation accrual as set forth in the "Vacation" section above, Employee shall be entitled to nine (9) business days of Paid Time Off ("PTO") each calendar year. PTO will continue to accrue so long as Employee's total accrued PTO does not exceed fourteen (14) business days. In the event Employee's accrued PTO should reach fourteen
    (14) business days, Employee will cease to accrue further PTO until Employee's accrued PTO falls below that level. Other than the accrual and maximum accrual of PTO as set forth in this section of the Agreement, Employee's PTO shall be governed by the PTO provisions of the Earlychildhood.com Employee Manual.

14. EXPENSE REIMBURSEMENT: During the employment term, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by Employer (whether or not fully deductible) for federal income tax purposes as

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ordinary and necessary business expenses, Employer shall reimburse Employee promptly for reasonable business expenses, including travel, entertainment, parking, business meetings, and professional dues, made and substantiated in accordance with the policies and procedures established from time to time by Employer with respect to Employer's other similarly situated employees.

15. TERMINATION: Employer may terminate this Agreement at any time for cause. Under this Agreement, the term "cause" shall mean (i) misappropriation of any material funds or property of Employer or of any of its related companies;
(ii) unjustifiable neglect of duties under this Agreement; (iii) conviction of a felony involving moral turpitude; (iv) gross misconduct and/or the failure to act in good faith to the material detriment of Employer, or (v) willful and bad faith failure to obey reasonable and material orders given by Employer; provided that in each such case (other than (i) or (iii)) prompt written notice of such cause is given to Employee specifying in reasonable detail the facts giving rise to the notice and that continuation of such cause will result in termination of employment, and such cause is not cured within three (3) business days after receipt by Employee of such notice. If Employee is terminated as set forth in this paragraph, then payment of the specified salary earned and benefits accrued as of the date of the termination shall be payment in full of all compensation payable under this Agreement.

Employer may, at Employer's election, suspend the operation of this Agreement both as to the rendition of Employee's services and as to Employee's compensation for and during the continuance of any period(s) during which Employer shall be materially hampered, interrupted or interfered with in the normal conduct of Employer's business by reason of any epidemic, fire, action of the elements, strike, walkout, labor dispute, governmental order, court order or order of any other legally constituted authority, act of God or public enemy, riot, civil commotion, inability to procure materials and equipment or any other cause or causes beyond Employer's control, whether of the same or any other nature. If any suspension by reason of the preceding sentence shall continue for more than eight (8) consecutive weeks, then Employer may terminate this Agreement for the then-remaining portion of the Term. If Employer suspends Employee's services and compensation pursuant to this paragraph for a period of eight (8) consecutive weeks or longer, Employee shall have the right to terminate the Agreement on five (5) days written notice unless Employer resumes payment of Employee's compensation hereunder within five (5) days of receipt of such notice. If Employee is terminated as set forth in this paragraph, Employer shall be released and discharged of and from all further obligations under this Agreement, except for any monies due and owing to Employee and then unpaid which shall have vested prior to such termination. Notwithstanding the foregoing, Employer shall not suspend or terminate the operation of this Agreement pursuant to this paragraph (which shall be known as the "Force Majeure" paragraph) unless the agreements of employees based at Employer's headquarters, of a status of vice president or higher are simultaneously suspended or terminated.

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16. TERMINATION BECAUSE OF DEATH:  In the event that Employee dies during the term of this Agreement, this Agreement shall be terminated on the last day of the calendar month of her death and Employer shall be required to pay to Employee's estate the specified salary and any additional benefits accrued by Employee at the time of her death.

17. TERMINATION BECAUSE OF DISABILITY: If, at the end of any calendar month during the initial term or any renewal term of this Agreement, Employee is and has been for the three (3) consecutive full calendar months then ending, or for 80% or more of the normal working days during the six (6) consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform Employee's duties under this Agreement, Employer shall have the right to, subject to applicable federal and state law, terminate Employee's employment, and Employer shall only be obligated to pay Employee the specified compensation earned and benefits accrued by Employee at the time of her termination by Employer.

18. AGREEMENT SURVIVES COMBINATION OR DISSOLUTION: This Agreement shall not be terminated by Employer's voluntary or involuntary dissolution or by any merger in which Employer is not the surviving or resulting corporation, or on any transfer of all or substantially all of Employer's assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

19. NOTICES: All notices that either party is required or may desire to serve upon the other may be served either personally or sent Certified Mail/Return Receipt Requested addressed to the other party to be served as follows:

To Employer: Ron Elliott, 2 Lower Ragsdale Dr., #200, Monterey, CA 93940. To Employee: Judith McGuinn, 1121 Roosevelt Street, Monterey, CA 93940.

20. EMPLOYEE MANUAL: Employee acknowledges that Employee has been provided a copy of the Earlychildhood.com Employee Manual, attached hereto as Exhibit A. It is agreed and understood that the Employee Manual represents guidelines that the Company may change from time to time in its sole discretion. It is not intended to be a contract. To the extent that this Agreement conflicts with the Employee Manual, the terms of this Agreement pertain to Employee's employment.

21. NONDISCLOSURE OF CONFIDENTIAL INFORMATION OR TRADE SECRETS: In the course of Employee's employment with Employer, Employee will have access to confidential records and data pertaining to Employer's customers and its operations. Such information is considered secret and is disclosed to Employee in confidence. Furthermore, all memoranda, notes, records, computer files, and other documents or tangible material made or compiled by Employee, or made available to Employee during the term of this Agreement concerning the business of Employer, shall be the sole property of Employer and shall be delivered to Employer on the expiration or

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    termination of this Agreement, or at another time on request. During
    Employee's employment with Employer and thereafter, Employee shall keep in confidence and shall not directly or indirectly disclose any secret or confidential information belonging to Employer or any of its related companies except as required in the course of Employee's employment by Employer and/or authorized in writing by Employer, or required by law.

22. GOVERNING LAW: This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

23. WAIVER: The failure by either party to exercise or enforce any terms or conditions under this Agreement shall not be deemed to be a waiver of that party's right to exercise or enforce any such term or condition in the future. The waiver by either party of any breach, default, or omission in the performance of any of the terms or conditions of this Agreement by the other party shall not be deemed to be a waiver of any other breach, default, or omission.

24. SEVERABILITY: If any part of this Agreement is invalided or rendered unenforceable by any court of competent jurisdiction or by any regulation or legislation to which it is subject, the remaining provisions and that provision found invalid or unenforceable as it may apply to other circumstances, shall remain in full force and effect. In such event, the parties shall promptly negotiate in good faith to amend this Agreement by replacing such stricken provision with a valid and enforceable provision that fulfills the original intention of the invalid or unenforceable provision.

25. ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement of the parties with respect to the subject matter hereof and cancels and supersedes all previous agreements or understandings relating thereto, whether written or oral, between the parties.

26. ARBITRATION: In the event that there shall be a dispute between the parties arising out of or relating to this Agreement or the breach thereof, other than Section 22 hereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a sole arbitrator in Monterey, California administered by the American Arbitration Association ("AAA") in accordance with AAA's Labor Arbitration Rules then in effect. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The prevailing party in any legal action (including arbitration) shall be entitled to recover any and all reasonable attorneys' fees and other costs reasonably incurred in connection therewith.

27. AMENDMENT: This agreement shall only be amended or waived by a writing that explicitly refers to this Agreement and that is signed by both parties.

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28. EXECUTION: The parties, having carefully read this Agreement and having consulted or having been given an opportunity to consult legal counsel, hereby acknowledge their agreement to all of the foregoing terms and conditions by executing this Agreement. Each signatory hereto represents and warrants that it is authorized to sign this Agreement on behalf of the respective party. This Agreement may be executed in any number of counterparts, and each such counterpart shall be an original and together they shall constitute one agreement.

EMPLOYER                                EMPLOYEE
By:                                     By:

/s/ Ronald Elliott                      /s/ Judith McGuinn
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Ronald Elliott                          Judith McGuinn
President - Earlychildhood.com LLC

Date: Jan. 3, 2000                      Date: Jan. 3, 2000
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